                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                              OUTLOOK GROUP CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                               ON OCTOBER 17, 2002


To the Shareholders of Outlook Group Corp.:

         We will hold the annual meeting of shareholders of Outlook Group Corp. at the Radisson Paper Valley Hotel, 333 West College Avenue, Appleton, Wisconsin on Thursday, October 17, 2002 at 2:00 p.m. CDT. Please note that this year's meeting is being held at a different location than past years' meetings. The meeting is being held for the following purposes:

         (1) To elect three directors for three-year terms expiring in 2005; and

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on August 23, 2002 are entitled to vote at this meeting or any adjournment of the meeting.

                                             By Order of the Board of Directors

                                             /s/ Paul M. Drewek

                                             Paul M. Drewek, Secretary

September 12, 2002

WHETHER OR NOT YOU EXPECT TO BE PRESENT IN PERSON AT THE MEETING, PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF YOU ATTEND THE MEETING, OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                               OUTLOOK GROUP CORP.
                               1180 AMERICAN DRIVE
                             NEENAH, WISCONSIN 54956
                            TELEPHONE (920) 722-2333

                           * * * * * * * * * * * * * *

                                     GENERAL

         The enclosed proxy is solicited by the board of directors of Outlook Group Corp. for use at its annual meeting of shareholders on October 17, 2002. All properly executed proxies will be voted at the meeting in accordance with their terms. A proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary of Outlook Group or the acting secretary of the meeting or by oral notice to the presiding officer. The presence at the meeting of a shareholder who has filed a proxy shall not of itself constitute a revocation.

         Each shareholder of record at the close of business on August 23, 2002 will be entitled to one vote for each share registered in the shareholder's name. At that date there were 3,348,319 outstanding shares of Outlook Group's common stock, $.01 par value, the only class of stock of which shares are outstanding. A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.

         Directors are elected by a plurality of the votes cast by the holders of common stock entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the highest number of votes are elected as directors in a particular class, up to the maximum number of directors in that class to be chosen at the meeting. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors. Therefore, any shares which are not voted (whether by withheld authority, broker non-vote or otherwise) have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a larger number of votes.

         Outlook Group will bear the expense of printing and mailing proxy material, including forwarding expense to beneficial owners of stock held in the name of another. No solicitation other than by mail is contemplated, except that Outlook Group officers or employees may solicit the return of proxies from certain shareholders by telephone.

         If you are a participant in the Employee Stock Fund of Outlook Group's 401(k) Savings Plan (the "Savings Plan"), the shares of common stock held in your account will be voted as designated on the blue proxy card, which will be provided separately, relating to shares held through the Savings Plan. Savings Plan shares not voted by employees will be voted as directed by the persons administering the Savings Plan, as provided in the Savings Plan.

         This proxy material is being mailed to shareholders commencing on or about September 16, 2002. The Annual Report to Shareholders of Outlook Group covering the fiscal year ended May 31, 2002, including financial statements and Outlook Group's annual report on Form 10-K, accompanies this proxy statement.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of common stock, as of August 23, 2002, by each director, nominee for director and named executive officer, by all directors and executive officers of Outlook Group as a group, and by each person known to Outlook Group to beneficially own more than 5% of its common stock. Except as otherwise indicated in the footnotes to the table, such persons have sole voting and investment power as to the shares reported as beneficially owned.


                        NAME AND NATURE                            NUMBER OF            PERCENT
                   OF BENEFICIAL OWNERSHIP (1)                      SHARES              OF CLASS
                   ---------------------------                      ------              --------

         Joseph J. Baksha................................           101,608               3.0%
         Harold J. Bergman...............................             5,666                 *
         Jane M. Boulware................................             1,000                 *
         Jeffry H. Collier (2)...........................            47,557               1.1%
         Paul M. Drewek (2)..............................            37,960                 *
         James L. Dillon.................................            14,416                 *
         Richard C. Fischer..............................            23,866                 *
         Pat Richter.....................................             4,816                 *
         A. John Wiley, Jr...............................            83,689               2.5%
         All directors and executive officers as
             a group (9 persons)(2)......................           320,578               9.2%

         Dimensional Fund Advisors Inc. (3)..............           274,100               8.2%
         Heartland Advisors, Inc. (4)....................           661,400               19.8%

-------------------
         *Less than 1%.
         (1) Includes the following shares issuable under stock options exercisable within 60 days: Mr. Baksha -- 54,166; Mr. Collier -- 24,332; Mr. Drewek -- 28,332; Messrs. Bergman, Dillon, Fischer, Richter and Wiley -- 4,666 each; all directors and executive officers as a group--130,160.
         (2) As of August 23, 2002, 67,814 shares of common stock were held in the Savings Plan. Employees have the right to designate the vote of shares of common stock allocated to their accounts. Those shares are included in the table only to the extent held in an individual's account. However, the plan administrators, including Messrs. Collier and Drewek, may vote any shares for which participants do not provide directions.
         (3) According to a report on Form 13G/A dated January 30, 2002, Dimensional Fund Advisors Inc. ("Dimensional") held sole voting and dispositive power as to 274,100 shares of common stock at December 31, 2001. Dimensional is an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"). The business address of Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401.
         (4) According to a report on Schedule 13G/A dated January 15, 2002, Heartland Advisors, Inc. ("Heartland") had sole dispositive power as to 661,400 shares of common stock, and sole voting power as to 258,200 of those shares, as of December 31, 2001. Heartland is an investment adviser registered under the Advisers Act. William J. Nasgovitz, a principal of Heartland, co-filed that report and reported sole voting power as to 380,400 shares, which are among those as to which Heartland reports sole dispositive power. The business address of Heartland and Mr. Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53202.

         The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                              ELECTION OF DIRECTORS

         Outlook Group's articles and bylaws provide for a board of between seven and eleven directors, and for classification of the board of directors into three separate classes. The board of directors has set the number of directors at eight. At each annual meeting of shareholders, the number of directors equal to the number constituting the class whose term expires at such meeting is elected to hold office until the third succeeding annual meeting or until their successors have been elected.

         The members of the class of directors whose terms expire at the 2002 annual meeting (three of the eight directors) are nominated for election to serve for terms expiring at the 2005 annual meeting. The remaining five directors were elected by the shareholders at the 2000 or 2001 annual meetings for terms expiring in 2003 or 2004, as shown in the following table.

         Proxies received by management will be voted FOR the election of each of the nominees named unless otherwise specified. If any such nominee is unable to serve (which Outlook Group does not anticipate), proxies may be voted for another person designated by the board of directors.



                                                                                                               Director
Name and Age                                Principal Occupation and Business Experience                         Since
------------                                --------------------------------------------                         -----

NOMINEES FOR ELECTION  (TERMS EXPIRING IN 2005)

Harold J. Bergman, 66 (1)(2)                Retired in 1998 as President and CEO of Riverside Paper              1994
                                            Corp. (specialty paper manufacturer and converter) (4)

Jane M. Boulware, 39                        Vice President-Marketing Services of Kimberly-Clark                  2002
                                            Corporation consumer goods company since 2000; previously
                                            other vice president positions within Kimberly-Clark (5)

Richard C. Fischer, 63 (3)                  Chairman and Chief Executive Officer of Outlook Group since          1995
                                            1997; also an investment banker with Fischer & Associates
                                            LLC (and with Marquette Capital Partners from 2000 to 2002)


CONTINUING DIRECTORS (TERMS EXPIRE IN 2004)


Joseph J. Baksha, 50 (3)                    President and Chief Operating Officer of Outlook Group               1998

James L. Dillon, 58 (1)(2)                  Accountant practicing with the firm Dillon, Endries, Otto &          1978
                                            Calmes LLC


CONTINUING DIRECTORS (TERMS EXPIRE IN 2003)


Jeffry H. Collier, 49 (3)                   Executive Vice President of Outlook Group                            1993

Pat Richter, 61 (1)(2)                      Director of Athletics, University of Wisconsin (6)                   1995

A. John Wiley, Jr., 60 (3)                  President of Great American Backyards LLC (retailer) and             1978
                                            Elipticon Wood Products, Inc. (manufacturer)


---------------------

         (1) Member of the Audit Committee of which Mr. Dillon is chairman. This committee, which held two meetings during fiscal 2002, reviews the functions and findings of Outlook Group's independent public accountants and makes recommendations to the board of directors with respect thereto.
                  See "Report of the Audit Committee."

         (2) Member of the Compensation Committee, of which Mr. Richter is chairman. This committee, which held three meetings in fiscal 2002, reviews and makes recommendations to the board regarding overall compensation policy and salaries, bonuses and benefits to officers and other key employees and awards stock options under Outlook Group's stock option plan.
         (3) Member of the Nominating Committee, of which Mr. Fischer is chairman. This committee, which met once in fiscal 2002, reviews potential candidates for, and makes recommendations to the board regarding, additional members of the board. Persons wishing to suggest names for consideration for nomination to the board may forward them to the Nominating Committee, in care of Mr. Fischer, at Outlook Group.
         (4) Mr. Bergman is also a director of Badger Paper Mills, Inc., a paper manufacturing company.
         (5)      Kimberly-Clark is a customer of Outlook Group.
         (6) Mr. Richter is also a director of Anchor BanCorp Wisconsin Inc., a savings bank holding company.

         Kristi A. Matus, who was appointed to the board of directors effective June 1, 2002, has resigned from the board in September 2002 in connection with her acceptance of new employment in Texas. Although Ms. Matus' service on the Outlook Group board was brief, it was valuable and appreciated. We wish Ms. Matus well in her new endeavors.

         The board of directors held six meetings during fiscal 2002. During fiscal 2002, each Outlook Group director attended at least 75% of the total number of meetings of the board and of all committees of the board on which such director served.

         Directors' Fees. For fiscal 2002, directors who are not employees of Outlook Group received a fee of $6,000 per year, $500 for each meeting of the board attended and $300 ($400 in the case of the committee chairman) for each board committee meeting attended. Messrs. Baksha and Collier are currently employees and therefore do not receive fees.

         In addition, directors are eligible for participation in the 1999 Plan, which was proposed in lieu of an increase in cash fees. Each non-employee director on October 21, 1999 was awarded an option for 7,000 shares, at $4.625 per share, on that date. In addition, each non-employee director on December 20, 2001 was awarded on that date options for 3,000 shares, at $4.265 per share, to replace options which expired shortly before. Upon her election to the Outlook Group board, Ms. Boulware was granted an option for 10,000 shares on June 3, 2002, at $5.015 per share. Those options vest one third annually, on the anniversary date of grant, and expire ten years after grant.

         Fischer Arrangements. Mr. Fischer, although designated Outlook Group's Chief Executive Officer, is not an employee of Outlook Group. Rather, he is compensated for his duties in that position as an independent contractor. In addition to directors' fees, Outlook Group's arrangements with Mr. Fischer in fiscal 2001 and prior years provided that he would receive $125 per hour for services as Chief Executive Officer, up to a maximum of 100 hours per month. Beginning in fiscal 2002, Mr. Fischer's compensation will be a fixed amount. For fiscal 2002, that amount was $90,000, plus board fees. Amounts paid to Mr. Fischer under these arrangements appear in the cash compensation table. Mr. Fischer is not entitled to receive employee benefits in this position. For fiscal 2003, Mr. Fischer's annual compensation is expected again to be $90,000, plus board fees.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation in fiscal year 2002 and in the two prior fiscal years of (i) each person who served as chief executive officer and (ii) the only other executive officers who received total annual salary and bonus in excess of $100,000 during the last fiscal year for services in all capacities to Outlook Group and its subsidiaries.


                                                                           LONG TERM
                                             ANNUAL COMPENSATION(1)       COMPENSATION
                                             ----------------------       ------------
                                                                             AWARDS
                                                                             ------
NAME AND PRINCIPAL            FISCAL                                      OPTIONS/SARS         ALL OTHER
   POSITION                    YEAR         SALARY ($)    BONUS($)(2)         #(3)         COMPENSATION($)(4)
   --------                    ----         ----------    -----------         ----         ------------------


Richard C. Fischer,            2002         $99,000           -0-             3,000                -0-
  Chairman and CEO (5)         2001          82,300           -0-             -0-                  -0-
                               2000          76,800           -0-             7,000                -0-

Joseph J. Baksha,              2002        $225,000           -0-            15,000             $5,250
  President and COO            2001         225,000           -0-             -0-                2,708
                               2000         225,000        $91,107           47,500              3,655

Jeffry H. Collier,             2002        $129,000        $34,553           11,000             $3,917
  Executive Vice President     2001         129,000          4,039              -0-              4,575
                               2000         125,000         31,456           20,000              4,487

Paul M. Drewek                 2002        $110,000        $25,000            5,000             $3,254
 Chief Financial Officer       2001         110,000         60,000              -0-              3,955
                               2000         105,000         40,000           10,000              1,389

------------------

         (1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.
         (2) Annual bonus amounts, if any, are earned and accrued during the fiscal years indicated but a portion may be paid in the following fiscal year.
         (3) Represents number of shares for which options were granted under the Outlook Group Corp. 1999 Stock Option Plan. No SARs have been granted.
         (4) Reflects the Company's contributions to the executive officer's account in the Savings Plan.
         (5) Includes Board fees. Mr. Fischer is not an employee of Outlook Group, and estimates that he spent between 25% to 30% of his business time on Outlook Group matters during fiscal 2002. See "Election of Directors - Fischer Arrangements" for further information on Mr. Fischer's compensation arrangements.

                   STOCK OPTIONS AND EQUITY COMPENSATION PLANS

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth information with respect to options granted to the four executive officers named in the Summary Compensation table concerning options granted in fiscal 2002.




                                              Percent of                                       Realized Value at
                               Securities      Options/                                          Assumed Annual
                               Underlying        SARs                                          Rates of Stock Price
                                Options/      Granted to                                          Appreciation
                                  SARs         Employees      Exercise or                      for Option Term (2)
                                Granted        in Fiscal       Base Price     Expiration      -------------------
Name                             (#)(1)          Year            ($/sh)          Date             5%         10%
----                             ------          ----            ------          ----            ----       -----

Richard C. Fischer                3,000           (3)            $4.265        12/20/11        $  8,047    $ 20,392
Joseph J. Baksha                 15,000          48.4%           $4.30         9/27/11         $ 40,564    $102,796
Jeffry H. Collier                11,000          35.5%           $4.30         9/27/11         $ 29,747    $ 75,384
Paul M. Drewek                    5,000          16.1%           $4.30         9/27/11         $ 13,521    $ 34,265


------------------
         (1) No SARs have been granted; all grants reflect stock options under the Outlook Group 1999 Stock Option Plan (the "Option Plan").
         (2)      Assumes the stated appreciation from the date of grant.
         (3) Mr. Fischer is not considered to be an employee; his grant was made as part of a grant to all non-employee directors.

OPTIONS OUTSTANDING AT YEAR END

         The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the number and value of options outstanding at May 31, 2002.


                                                                                                 VALUE OF
                                                                 NUMBER OF                     UNEXERCISED IN THE
                                                              UNEXERCISED OPTIONS                MONEY OPTIONS
                          SHARES                               AT FY END (#) (1)             AT FY END ($) (1)(2)
                       ACQUIRED ON          VALUE             -----------------             --------------------
       NAME              EXERCISE         REALIZED          EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
       ----              --------         --------          -------------------------      -------------------------

Richard C. Fischer          -0-              -0-                4,666 / 5,334                  $3,885 /   $2,745
Joseph J. Baksha            -0-              -0-               49,166 / 23,334                 $34,756 /  $13,200
Jeffry H. Collier           -0-              -0-               20,666 / 14,334                 $14,895 /  $9,680
Paul M. Drewek              -0-              -0-               26,666 / 8,334                  $24,850 /  $4,400

------------------
         (1)      No SARs have been granted.
         (2) Based upon the $5.18 closing price of the common stock on May 31, 2002, the last trading day before the fiscal year end.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

         As of June 1, 1999, Outlook Group entered into an employment agreement with Joseph J. Baksha, President and Chief Operating Officer of Outlook Group, for a term of two years, which was renewed on June 1, 2001. Under the employment agreement, Mr. Baksha earned an annual base salary of $225,000 in fiscal 2002; fiscal 2003 salary will be at least that amount but has not yet been finalized. He can earn an incentive equal to a five percent of earnings before interest and taxes which exceed $2,500,000 per year. (The incentive is capped at 75% of Mr. Baksha's annual salary.) Prior to a change in control, Mr. Baksha's employment agreement may be terminated by either party, at any time, with or without cause or reason, upon 30 days written notice. The employment agreement also imposes certain non-competition and confidentiality obligations on Mr. Baksha. In the event the employment agreement is terminated by Outlook Group other than for cause, as defined in the agreement, including if the agreement is not renewed, Mr. Baksha would be entitled to receive his annual salary for the year following his termination plus any bonus earned through the last day of active employment. If there is a change of control of Outlook Group and Mr. Baksha is terminated without cause, Mr. Baksha's employment status changes, as specified in the agreement, or Mr. Baksha's employment agreement is not renewed, Mr. Baksha shall be entitled to receive his annual salary for the two years following an event as set forth above plus any bonus earned through the last day of active employment. Mr. Baksha is subject to a covenant not to compete and confidentiality provisions for the duration of this employment and for six months following termination of his employment.

         Mr. Fischer has a change in control agreement with Outlook Group, which was effective as of June 1, 2001. In the event Mr. Fischer's services are terminated in connection with a change in control transaction, he would be entitled to continue to receive his then-current compensation for one year. Messrs. Collier and Drewek also have change in control arrangements. In the event of a change in control in Outlook Group, in the event there is not an ongoing arrangement for continued employment, and assuming no termination for cause, each of Messrs. Collier and Drewek would be entitled to receive twelve-months salary (and accrued bonus) as a severance benefit, in addition to continuation of benefits for the twelve month period.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The general compensation policies of Outlook Group and its subsidiaries are set by the Compensation Committee of the board of directors. During fiscal 2002, this committee was composed of three independent non-employee directors. Compensation decisions with respect to the Chief Executive Officer and the President are made primarily by the committee; compensation decisions as to all other officers, including its subsidiaries, are recommended by the chief executive officer and then approved by the committee. All compensation programs, such as the Savings Plan and the Option Plan, are either originated or approved by the committee.

         It is Outlook Group's policy to fairly compensate individuals for their contributions to Outlook Group's business, being mindful of the ability of the company to fund such compensation plans or programs and the need to provide fair value to Outlook Group's shareholders. To be effective in attracting and retaining competent individuals, compensation packages must balance short-term and long-term considerations, as well as provide incentives to individuals based upon the performance of Outlook Group and be competitive with other companies. (Other companies reviewed are not necessarily those reflected in the performance graph below. In recent years, the objective of fairly compensating executive officers has been evaluated in the context of the divestiture of certain operations and improving financial results. In view of these changes, the Compensation Committee has tended to review historical performance, rather than to set compensation on a prospective basis.

         The committee reviews numerous factors in determining the compensation of the Chief Executive Officer including Outlook Group's performance and salaries at other area companies. Upon Mr. Fischer's assumption of the position of Chief Executive Officer, the committee determined that compensation of Mr. Fischer as an independent contractor was appropriate to reflect his then-interim status; the full board ratified the decision. It was determined that compensation based upon number of hours actually worked was appropriate to reflect Mr. Fischer's role. Beginning in fiscal 2002, the committee determined, based on experience under the prior arrangement and expectations as to Mr. Fischer's role in coming years, to set Mr. Fischer's compensation at a fixed amount. The amount was fixed at $90,000 for fiscal 2002, based on his prior compensation and the Committee's expectation of increased involvement in Outlook Group matters during fiscal 2002. Mr. Fischer and the Committee estimated that he would spend approximately 20% to 25% of his business time on Outlook related matters during that year; he actually spent somewhat more. See also above regarding Mr. Fischer's change in control arrangement.

         Outlook Group has also established the Option Plan, as a successor plan to the 1990 Plan as an additional incentive to its officers and key employees, including the chief executive officer. The committee believes that such a plan provides participants with an incentive, extending beyond the current fiscal year, to increase the overall value of Outlook Group, by providing them with a greater stake in the increasing value of the common stock on a longer-term basis. The option plans are designed to complement the incentive provided by the annual cash bonus. In view of the number of option awards in fiscal 2000, and because a portion was awarded in May 2000 (shortly before the beginning of fiscal 2001), the committee did not grant stock options in fiscal 2001. To continue this incentive the committee granted options for 34,000 shares to executive officers, including 3,000 to the CEO in his capacity as a non-employee director, in fiscal 2002. The committee believe that these numbers were appropriate to continue an incentive to the individuals, in view of their existing option levels.

         The factors considered to determine compensation of the other executive officers in fiscal 2002 were essentially the same (other than part-time status) as those considered with respect to the chief executive officer. Bonuses for other executive officers are dependent upon the level of Outlook Group's pre-tax earnings, departmental performance and individual achievement of pre-established goals, as well as the provisions of Mr. Baksha's employment agreement. Individual awards would be recommended by the chief executive officer based upon individual and team contributions, accomplishment of any pre-established goals and such other factors as the chief executive officer may consider appropriate. The committee believes that these arrangements establish objective criteria for determining whether management bonuses are appropriate yet provides flexibility in allowing the chief executive officer to recommend particular designations of awards based upon all of the factors. See above for a discussion of Mr. Baksha's employment agreement and other officers' change in control arrangements.

         The executive officers who are full-time employees of Outlook Group are also entitled to earn bonus payments. Mr. Baksha's incentive pay is specified in his employment agreement: see "Employment Contracts and Change-in-Control Arrangements" above. For Messrs. Collier and Drewek, bonus arrangements are based upon the successful completion of specifier objectives. For fiscal 2002, Mr. Baksha did not receive a bonus as a result of overall corporate performance, while Messrs. Collier and Drewek received the bonuses for achieving their assigned objectives.

         The committee believes it is highly unlikely that the compensation of any executive officer will exceed $1 million in any fiscal year, and therefore has not taken any action with respect to the provisions of Section 162 of the Internal Revenue Code which limit the deductibility of compensation to certain executives of over $1 million in any fiscal year. However, the committee believes that any compensation income pursuant to Outlook Group's option plans would not be subject to that limitation due to their approval by shareholders.

         Members of the Compensation Committee:

         Pat Richter, Chairman        Harold J. Bergman        James L. Dillon

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on Outlook Group common stock with The Nasdaq Stock Market Index for U.S. Companies and indices of "peer" commercial printing companies created by Outlook Group. The "peer" indices reflects the performance, weighted by period beginning market capitalization, of the common stocks of the following companies: Laser Master International; Littlefield, Adams & Co.; Multi-Color Corp.; Paxar Corporation; and Topps Inc. These companies are relatively small publicly-held graphics services companies and were chosen several years ago in consultation with the company's investment adviser.

         The values on the graph show the relative performance of an investment of $100 made on May 31, 1997, in common stock and each of the indices, with the indices reflecting reinvestment of dividends.



         ---------------------------------------------------------------------------------------------
                              1997         1998          1999          2000         2001         2002
                              ----         ----          ----          ----         ----         ----

         OGC                   100          131           83            122          112         115
         NASDAQ/US             100          127          179            245          152         117
         Peer Group            100          83            82            108          116         147
         ---------------------------------------------------------------------------------------------












                              CERTAIN TRANSACTIONS

         It is Outlook Group's policy that all material transactions between Outlook Group, its officers, directors or principal shareholders, or affiliates of any of them, shall be on terms no less favorable to Outlook Group than those which could have been obtained if the transaction had been with unaffiliated third parties on an arm's length basis, and such transactions will be approved by a majority of the members of the Audit Committee of the board of directors, or a majority of the directors who are independent and not financially interested in the transaction. As a result of legislation enacted in July 2002, Outlook Group will no longer make loans to its officers although existing loans will remain in place until repaid in accordance with their terms.

         Officer Indebtedness. In his employment agreement, Outlook Group agreed to make a loan to Mr. Baksha up to $100,000 to purchase Outlook Group common stock. The term of the loan would be five years at the same rate of interest charged Outlook Group pursuant to its line-of-credit at the time of such loan. Such a loan was made to Mr. Baksha in July 1998, at an interest rate of 8% per annum. During fiscal 2002, this was adjusted to 4.94% to match the rate on the loans discussed below. The loan principal is due in July 2003; interest is due annually. The maximum principal amount outstanding under the loan during fiscal 2002 was $100,000, which also was the amount outstanding at fiscal year end.

         In March 2001, to encourage and facilitate increased Outlook Group stock ownership, Outlook Group also agreed to make additional loans aggregating up to $550,000 to officers and key employees to purchase common stock. Through May 31, 2002, a total of $335,450 in principal amount had been loaned, including $60,988 to Mr. Baksha, $60,988 to Mr. Collier and $91,489 to Mr. Drewek. Those amounts were also the maximum amounts due during the fiscal year. Payments of principal under the loans are due beginning in April 2006. The loans bear interest at 4.94%, which is the same as the assumed federal rate applicable to Outlook Group at the origination of the loans. Interest is payable annually.

         During the fiscal year, Outlook Group provides officers and other key employees with advances on expected bonus amounts, subject to year-end reconciliation. Because of the very rapid deterioration of general economic conditions in the second half of fiscal 2001, final bonus amounts were substantially lower than had been expected. In some cases, amounts advanced against fiscal 2001 bonuses were higher than the actual bonus amounts. At the end of fiscal 2001, Messrs. Baksha and Collier had advanced to them $60,000 and $14,553, respectively, in excess of their actual bonus amounts. These amounts were carried forward and treated as advances against future earned bonuses in fiscal 2002 or future years. At May 31, 2002, Mr. Collier had repaid his amounts out of fiscal 2002 bonus payments. Mr. Baksha did not receive a fiscal 2002 bonus; his advance was converted to a note, at 5.0% annual interest, payable from future contractually-earned bonus payments or under certain other circumstances.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires a public company's officers and directors, and persons who own more than 10% of that company's common stock (collectively, "insiders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Insiders are required by SEC regulation to furnish Outlook Group with copies of all
Section 16(a) forms they file.

         All publicly held companies are required to disclose the names of any persons who fail to make any such filing on a timely basis and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Outlook Group, or written representations that no such forms were required. On that basis, Outlook Group believes that during fiscal 2002 its insiders have complied with all Section 16(a) filing requirements applicable to them.

                                    AUDITORS

         During fiscal 2002, the Board of Directors, upon the recommendation of the Audit Committee, appointed the firm of PricewaterhouseCoopers LLP as independent public accountants to audit the books and accounts of Outlook Group for fiscal 2003. PricewaterhouseCoopers has acted as Outlook Group's independent public accountants since fiscal 1993. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

         Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2002 were as follows:


                  Audit Fees                                  $ 95,000
                  Financial Information Systems Design        $   -0-
                    and Implementation Fees
                  All Other Fees                              $ 75,000


All other fees principally were for tax-related services during fiscal 2002. The Audit Committee considered the compatibility of non-audit services by PricewaterhouseCoopers with the maintenance of PricewaterhouseCoopers' independence.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee of the Board oversees and monitors the participation of Outlook Group management and independent auditors throughout the financial reporting process. No member of the Audit Committee is employed or has any other material relationship with Outlook Group. The members are "independent" as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market. The Outlook Group Board has adopted a written charter for the Audit Committee, which was submitted as an appendix to the 2001 proxy statement.

         In connection with its function to oversee and monitor the financial reporting process of Outlook Group, the Audit Committee has done the following:

         - reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2002 with Outlook Group management;

         - discussed with PricewaterhouseCoopers LLP, Outlook Group's independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380); and

         - received the written disclosure and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers its independence.

         Based on the foregoing, the Audit Committee recommended to the board that the audited financial statements be included in Outlook Group's annual report on Form 10-K for the fiscal year ended May 31, 2002.

         Members of the Audit Committee:

              James L. Dillon, Chairman    Harold J. Bergman      Pat Richter

                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by Outlook Group no later than May 17, 2003 in order to be considered for inclusion in next year's annual meeting proxy material.

         Under Securities and Exchange Commission rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) notifies Outlook Group at least 45 days prior to the month and day of mailing the prior year's proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Thus, such matters must be received by Outlook Group by July 31, 2003 in the case of Outlook Group's 2003 annual meeting of shareholders. No notices were received relating to the 2002 annual meeting.

                                  OTHER MATTERS

         Although the board of directors is not aware of any other matters which may come before the meeting, if any such matter should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

                                             By Order of the Board of Directors

                                             /s/ Paul M. Drewek

                                             Paul M. Drewek, Secretary

September 12, 2002

         A COPY (WITHOUT EXHIBITS) OF OUTLOOK GROUP'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 31, 2002, IS INCLUDED IN THE MAILING TO SHAREHOLDERS WITH THIS PROXY STATEMENT, AND WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF OUTLOOK GROUP COMMON STOCK, AS OF THE RECORD DATE FOR THE ANNUAL MEETING, UPON THE WRITTEN REQUEST DIRECTED TO: CHIEF FINANCIAL OFFICER, OUTLOOK GROUP CORP., 1180 AMERICAN DRIVE, NEENAH, WISCONSIN 54956.

                     2002 ANNUAL MEETING OF SHAREHOLDERS OF
                               OUTLOOK GROUP CORP.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Joseph J. Baksha, James L. Dillon and Paul M. Drewek, and each of them, proxies, each with full power of substitution, to represent and to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Outlook Group Corp. to be held at the Radisson Paper Valley Hotel, 333 West College Avenue, Appleton, Wisconsin, on Thursday, October 17, 2002, at 2:00 p.m. CDT, and at any adjournment thereof, hereby revoking any and all proxies heretofore given.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                              ---------------
                                                              | SEE REVERSE |
                                                              |     SIDE    |
                                                              ---------------

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                         ANNUAL MEETING OF SHAREHOLDERS
                              OUTLOOK GROUP CORP.

                                OCTOBER 17, 2002



             \/ PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED \/

|X|  PLEASE MARK YOUR  ---                                        |
     VOTES AS IN THIS  |                                          |
     EXAMPLE.                                                     |
                                                                  ------

                                  FOR                  WITHHELD
                              all nominees         from all nominees
1.   To elect                listed at right        listed at right
     directors for
     terms expiring               [ ]                    [ ]          NOMINEES FOR TERMS
     in the years indicated                                            EXPIRING IN 2005:
                                                                                Harold J. Bergman
(Instructions:  To withhold authority to vote for any                           Jane M. Boulware
particular nominee(s), write the name of the nominee(s)                         Richard C. Fischer
on the space provided below.)

-------------------------------------------------------

2. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY
THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
FOR EACH OF THE PERSONS NAMED IN PROPOSAL 1.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY

                                                 MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT. | |

                                             PLEASE CHECK BOX IF YOU PLAN TO ATTEND IN PERSON   | |



Signature ____________________  Date: ___________  Signature ________________________ Date:_________

NOTE: Please sign exactly as name appears hereon. If stock is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
